Putnam Growth Opportunities Fund, July 31, 2013, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		   977

72DD2 (000s omitted)

Class R		     1
Class R5	     0
Class R6	    15
Class Y		   104

73A1

Class A		 0.063

73A2

Class R		 0.008
Class R5	 0.110
Class R6	 0.130
Class Y		 0.117

74U1 (000s omitted)

Class A		15,059
Class B		 1,008
Class C		   769
Class M		   246

74U2 (000s omitted)

Class R		   106
Class R5	     1
Class R6	   301
Class Y		   582

74V1

Class A		 21.94
Class B		 19.77
Class C		 20.03
Class M		 20.50

74V2

Class R		 21.48
Class R5	 22.67
Class R6	 22.67
Class Y		 22.62

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.